FIRST LOAN MODIFICATION AGREEMENT

This First Loan Modification Agreement (this "Loan Modification Agreement") is entered into as of February 24, 2005, by and between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, doing business under the name "Silicon Valley East" ("Bank") and CHYRON CORPORATION, a New York corporation with offices at 5 Hub Drive, Melville, New York 11747 ("Borrower").

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of April 29, 2004, evidenced by, among other documents, a certain Loan and Security Agreement dated as of April 29, 2004 between Borrower and Bank, as amended (as amended, the "Loan Agreement"). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and a certain Intellectual Property Security Agreement dated April 29, 2004 (the "IP Agreement") (together with any other collateral security granted to Bank, the "Security Documents").

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the "Existing Loan Documents".

3. DESCRIPTION OF CHANGE IN TERMS.

Modification to Loan Agreement.

A. Section 2 of the Schedule to the Loan Agreement is hereby amended by deleting the following text appearing therein:

"A rate equal to the "Prime Rate" in effect from time to time, plus 2.00% per annum."

and substituting the following text therefor:

"A rate equal to the "Prime Rate" in effect from time to time, plus 1.50% per annum."

B. Section 4 of the Schedule to the Loan Agreement is hereby amended by deleting same in its entirety and substituting the following therefor:

"(section 6.1): April 14, 2006."

C. Section 5a.(i) of the Schedule to the Loan Agreement is hereby amended by deleting the text "(i) $2,000,000, from the date of this Agreement until the Maturity Date;" appearing therein and substituting the following text therefor:

"(i) (a) $2,000,000, as of the last day of each January, February, April, May, July, August, October and November during the term of this Agreement; and

(b) $3,000,000, as of the last day of each March, June, September and December during the term of this Agreement;"

D. Section 7(3) of the Schedule to the Loan Agreement is hereby amended by adding the following text at the end of the Section:

"Notwithstanding the terms and conditions of the subordination terms set forth in the Borrower's Series C 7% Convertible Subordinated Debentures due December 31, 2005, the Borrower shall be permitted to make regularly scheduled principal and interest payments on account thereof in an aggregate amount not to exceed $2,700,000 on or after December 31, 2005 provided that (i) at the time of making any such payment, the Borrower has no outstanding Obligations to Silicon, and (ii) there is no then existing Default under this Agreement and no Default will exist after giving effect to any such payment."

4. FEES. Borrower shall pay to Bank a modification fee equal to Twenty Thousand Dollars ($20,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms, and reaffirms, all and singular, the terms and conditions of the IP Agreement and acknowledges, confirms and agrees that the IP Agreement contains an accurate and complete listing of all Intellectual Property, with the exception of an application for a trademark filing by Borrower in connection with the product name "HyperX", as disclosed to the Bank.

6. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms, and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate delivered to the Bank on or about April 29, 2004, and acknowledges, confirms and agrees the disclosures and information provided therein has not changed, as of the date hereof, with the exception of the Borrower's release of the following new software:

New version of Lyric - version 5.03 for Borrower's LEX and HyperX in SD Hardware products;

New version of Lyric - 5.1 for Borrower's HyperX in HD hardware product;

New software - Camio 1.8;

New version of GVG plug-in;

New version of Clyps HD software;

New software - ChyTV;

New version of CodiStrator; and

New version of Lyric - version 5.04 for Analog PCI Codi, Microscribe and DigiScribe hardware products.

7. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against the Bank with respect to the Obligations, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against the Bank, whether known or unknown, at law or in equity with respect to the Obligations, all of them are hereby expressly WAIVED and Borrower hereby RELEASES the Bank from any liability thereunder.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.
BORROWER:

CHYRON CORPORATION

By:	/s/ Gerald J. Kieliszak
Name:	Gerald J. Kieliszak
Title:	S.V.P. & C.F.O

BANK:

SILICON VALLEY BANK, d/b/a

SILICON VALLEY EAST

By:	/s/ Naomi B. Herman
Name:	Naomi B. Herman
Title:	VP

875405.2